Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                            Quarter Ended
                               March 31,                        Year Ended December 31,
In thousands                 1995       1994       1994       1993       1992       1991       1990


Computation of Income:
 Income before
  income taxes         $  323,984    278,670  1,180,601    879,755    645,568    491,673    284,453
 Capitalized interest          (7)         -        (69)       (65)       (24)         -        (13)
 Income before income
  taxes and capitalized
  interest                323,977    278,670   1,180,532   879,690    645,544    491,673    284,440
 Fixed charges            557,503    355,606   1,640,049 1,485,936  1,651,664  2,187,536  2,354,041
 Total income for
  computation          $  881,480    634,276   2,820,581 2,365,626  2,297,208  2,679,209  2,638,481
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $  614,380    429,225   1,957,224 1,513,317  1,281,619  1,196,648  1,111,762

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $   39,589     38,211     149,462   128,573    123,342    111,609    102,192
 Portion of rentals
  deemed
  representative
  of interest          $   13,196     12,737      49,821    42,858     41,114     37,203     34,064
 Interest:
  Interest on
   deposits               267,100    205,051     863,357   852,309  1,015,589  1,482,561  1,526,719
  Interest on
   federal funds
   and other
   short-term
   borrowings             112,763     45,004     290,211   238,046    277,835    352,384    522,849
  Interest on
   long-term debt         164,437     92,814     436,591   352,658    317,102    315,388    270,396
  Capitalized
   interest                     7          -          69        65         24          -         13
  Total interest          544,307    342,869   1,590,228 1,443,078  1,610,550  2,150,333  2,319,977
 Total fixed
  charges              $  557,503    355,606   1,640,049 1,485,936  1,651,664  2,187,536  2,354,041
 Total fixed
  charges excluding
  interest on
  deposits             $  290,403    150,555     776,692   633,627    636,075    704,975    827,322
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.12X      2.85        2.52      2.39       2.01       1.70       1.34
 Including
  interest on
  deposits                   1.58X      1.78        1.72      1.59       1.39       1.22       1.12

(a) Includes equipment rentals.

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